Registration No. 33-98518
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LSB FINANCIAL CORP.
(Exact name of Registrant as specified in its charter)

Indiana	35-1934975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Main Street
Lafayette, Indiana	47901
(Address of Principal Executive Offices)	(Zip Code)

LSB FINANCIAL CORP. 1995 STOCK OPTION AND INCENTIVE PLAN
(Full name of the plan)

RANDOLPH F. WILLIAMS	Copy to:
President & CEO	CLAUDIA V. SWHIER, ESQ.
LSB Financial Corp.	Barnes & Thornburg LLP
101 Main Street	11 S. Meridian Street
P.O. Box 1628	Indianapolis, Indiana 46204
Lafayette, Indiana 47902
(Name and address of agent for service)

Telephone number, including area code, of agent for service:
(765) 742-1064

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, File No. 33-98518, filed on October 24, 1995 (the “Registration Statement”), which originally registered 102,957 shares of common stock, $.01 par value per share (“Common Stock”), of LSB Financial Corp. (the “Registrant”) for issuance pursuant to the LSB Financial Corp. 1995 Stock Option and Incentive Plan (the “Plan”).
On June 3, 2014, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Old National Bancorp, an Indiana corporation (“Old National”).  Pursuant to the Merger Agreement, the Registrant will merge (the “Merger”) with and into Old National, with Old National continuing as the surviving corporation and as the successor-in-interest to the Registrant following the Merger.
In connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all shares (as adjusted for stock splits and dividends) of the Registrant’s Common Stock that remain unsold as of the date hereof under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Form S-8 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, and the State of Indiana, on this 31st day of October, 2014.

LSB FINANCIAL CORP.

By:	/s/ Randolph F. Williams
Randolph F. Williams
President and Chief Executive Officer